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                    WASHINGTON REAL ESTATE INVESTMENT TRUST
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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


August 3, 1998

Re:  Unvoted Proxies

Dear Shareholder:

We are writing to inform you that we have adjourned the annual meeting to September 17, 1998 in order to allow more time to obtain votes from the 27% of shareholders who have not voted on the various proposals we put before the shareholders at this year's annual meeting. If you have not yet voted, we wish to emphasize that for the long-term benefit of Washington REIT, your "FOR" vote is necessary. Not voting is the same as voting "AGAINST".

Many of the provisions of our Declaration of Trust require only 50% of the outstanding shares to carry a resolution for modification. But for these particular propositions, the charter requires at least 70% of all outstanding shares. At this time, slightly less than 73% of the outstanding shares have voted. While over 89% of the shares voted are in favor of the proposals, this represents only 65% all outstanding shares.

Briefly these amendments to the charter are necessary for the following reasons:

      o Permit the Trust to raise capital through the issuance of fixed rate preferred shares without diluting the common shareholders' ownership percentage.
      o Maintain REIT status through Trustee amendments in the event that changes in the REIT law require amendments to the charter.
      o Limit the super majority voting provisions of the Declaration of Trust to the substantive areas we believe were originally intended.

The question most asked by those who have voted is, "Why would issuing fixed rate preferred shares be a benefit to the common shareholder?" The reasons are that based upon current market conditions:

      o   There is no equity dilution.
      o The dividend rates are perpetually fixed and very low by historical standards.
      o   There is no maturity date.
      o The shares may, at WRIT's option, be redeemed after 5 years at no premium.

Our Trustees and Management strongly recommend these proposals be adopted. All votes count. Again, we must achieve in excess of 70% of outstanding shares to carry these recommendations and not voting is the same as a vote against. All votes must be in by September 17, 1998.

If our records indicate that you have not yet voted, you should find a new voting card enclosed with this letter. We urge you to return the enclosed voting card expeditiously. If our records indicate that you have already voted, we have not enclosed a new voting card but have sent you this letter for your information only. Should you have any questions about these proposals, please don't hesitate to call Larry E. Finger, our Chief Financial Officer at 800-565-9748.

Sincerely,



Arthur A. Birney                          Edmund B. Cronin, Jr.
Chairman                                  President & Chief Executive Officer